CERTIFICATE OF DESIGNATION
OF
SERIES D CONVERTIBLE PREFERRED STOCK
OF
SMF ENERGY CORPORATION

Pursuant to Section 151 of
the General Corporation Law of the State of Delaware

SMF Energy Corporation (the “Company”) is a corporation organized and existing under the General Corporation Law of the State of Delaware (“DGCL”).  Pursuant to the authority granted to and vested in the Company’s Board of Directors (the “Board”) in accordance with the provisions of the Company’s Certificate of Incorporation, as amended, the Board hereby creates a series of preferred stock, par value $.01 per share, of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as are fixed by this Certificate of Designation as follows:

1.           Designation and Amount.  The shares of such series shall be designated as “Series D Convertible Preferred Stock” (the “Series D Preferred Stock”) and there shall be five thousand (5,000) authorized shares of Series D Preferred Stock.  Such number of shares may be increased or decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of shares of Series D Preferred Stock to a number less than the number of shares then outstanding.

2.           Dividend Rights.

(a)           Dividend Amounts.  Unless earlier redeemed pursuant to Section 6, and if permitted by Sections 2(b)(ii) and 9 of this Certificate of Designation, each holder of Series D Preferred Stock, in preference to the holders of Junior Stock (as defined below) and on a parity with the holders of any other series of  preferred stock of the Company, whether a previously authorized and issued series or a series that may be issued in the future, shall be entitled to receive when, as and if declared by the Board, but only out of funds that are legally available therefor, annual dividends payable in cash or such other form of compensation as set forth in Section 2(c) at the rate of five and one-half percent (5.5%) per annum of the sum of four hundred dollars ($400) per share (the “Series D Original Issue Price”) and all then outstanding accumulated and unpaid dividends on each outstanding share of Series D Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).  The annual dividend declaration date shall be on or around the anniversary date of the date the Series D Preferred Stock was issued by the Company, June 29th, 2009 (the “Series D Original Issue Date”), with payment of dividends to occur on or around July 15th of each year, except that the first dividend declaration and payment is expected to be approximately thirteen (13) months after the Series D Original Issue Date, in August 2010.  If unpaid, such dividends shall accumulate on an annual basis on each anniversary date of the Series D Original Issue Date or, if later as to any specific shares, from the original issue date of such shares of Series D Preferred Stock.

(b)           Payment of Dividends.  Dividends shall be payable only in accordance with this Certificate of Designation and when, as and if declared by the Board and shall be cumulative from the Series D Original Issue Date or, if later as to any specific shares, from the original issue date of such shares of Series D Preferred Stock.

(i)           Delay of Payment. If any dividends required by this Certificate of Designation are not paid, and upon the continuation of such failure to pay for a period of ten (10) days following the receipt of written notice provided pursuant to Section 10 hereto of such failure by any holder of Series D Preferred Stock to the Company, the Company shall be considered to be in default of its obligations to such holder(s) of Series D Preferred Stock.

(ii)           Non-Payment of Dividends.  Notwithstanding anything to the contrary in this Certificate of Designation, and irrespective of any notice under Section 2(b)(i) hereof, a failure by the Company to pay dividends on the Series D Preferred Stock shall not be a default or violation of this Certificate of Designation (i) if the Company’s Senior Loan Agreement (as defined in Section 9(a) hereof), prohibits such payment, whether by virtue of an objective standard or express approval right in the Senior Loan Agreement or the Senior Lender’s (as defined in Section 9(a) hereof) independent evaluation of prudent financial management practices for the Company; (ii) if doing so would violate the Company’s Certificate of Incorporation, Bylaws, this Certificate of Designation or Delaware law; or (iii) if payment of the dividend would result in an event of default under any loan or credit agreement with the Senior Lender or its successors or assigns.  If any dividend is not paid or declared for any reason contemplated by this Section 2(b)(ii), the Company shall not have any obligation to pay or liability for such dividends until the reason no longer exists, if ever.

(c)           Form of Dividend Payments.  The Company shall generally declare and pay accumulated dividends in cash, and the holders of Series D Preferred Stock may not require the Company to declare or pay dividends in any form other than cash.  The Company shall, however, be entitled to pay dividends in a form other than cash in the following circumstances:

(i)           First Year’s Dividends.  The Company may elect, for the period which commences on the Series D Original Issue Date, to pay dividends to the holders of the Series D Preferred Stock in the form of shares of a new class of preferred stock of the Company (“New Preferred Stock”) with terms identical to those of the Series D Preferred Stock, except that the New Preferred Stock shall not be convertible into Common Stock.

(ii)           Subsequent Years’ Dividends.  If the Senior Lender or its successors or assigns has directed or advised the Company not to pay a cash dividend during any annual period commencing after the first anniversary of the Series D Original Issue Date, the Company may elect to issue shares of New Preferred Stock to the holders of Series D Preferred Stock in lieu of paying such cash dividend.  The issuance of such shares of New Preferred Stock shall be full satisfaction of the Company’s obligation to pay such dividend.

(iii)           Notice of Payment in Stock.  If the Company elects to pay dividends in the form of New Preferred Stock pursuant to this Section 2(c), the Company shall provide written notice pursuant to Section 10 to the holders of Series D Preferred Stock no later than five (5) business days prior to such payment.

(d)           Priority of Dividend.  As used herein, “Junior Stock” shall mean the Common Stock, but shall not include any other series of preferred stock of the Company.  So long as any shares of Series D Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock until all accumulated but unpaid dividends on the Series D Preferred Stock shall have been paid or declared and set apart.  If all Series D Preferred Stock dividends have been paid or declared and set apart for both the preceding year and the upcoming year, then dividends may be paid on shares of Junior Stock (a “Junior Stock Dividend”).  If a Junior Stock Dividend is paid, the holders of Series D Preferred Stock shall have no right to receive or otherwise participate in the Junior Stock Dividend.

3.           Voting Rights.

(a)           Each holder of outstanding shares of Series D Preferred Stock is entitled to one vote per share at each meeting of stockholders of the Company with respect to any and all matters presented to the stockholders of the Company for their action or consideration.  Except as set forth in Section 3(b) below, the holders of shares of Series D Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b)           To the extent that, under the DGCL or any successor act, statute or law, the vote of the holders of the Series D Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of at least a majority of the shares of the Series D Preferred Stock represented at a duly held meeting at which a quorum is present (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class.

4.           Liquidation Rights.

(a)           Liquidation Preference.  Upon any Liquidation (defined below), whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock and on a parity with the holders of any other series of preferred stock of the Company, the holders of Series D Preferred Stock shall be entitled to be paid out of the assets of the Company an amount (the “Series D Liquidation Preference”) per share of Series D Preferred Stock equal to the greater of:

(i)           the Series D Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus all accumulated but unpaid dividends for each share of Series D Preferred Stock held by them; or

(ii)           the fair market value of the Series D Preferred Stock on an as-converted to Common Stock basis (determined in accordance with Section 4(b)), plus all accumulated but unpaid dividends for each share of Series D Preferred Stock held by them;

(b)           Determination of Fair Market Value.  The fair market value of a share of Series D Preferred Stock on an as-converted to Common Stock basis shall be determined in good faith by the Board of the Company.  If a majority of the Company’s directors cannot agree on the fair market value, a mutually acceptable investment banking or valuation firm shall be retained to determine fair market value. The valuation of such firm shall be final and binding. Any party (whether a Director or an investment banking or valuation firm) making a determination of the fair market value of a share of Series D Preferred Stock on an as-converted to Common Stock basis shall make such determination, in their discretion, by reference to such appraisals, opinions, valuations or offers as they deem reasonable and appropriate. This valuation shall consider any minority or liquidity discounts.  Notwithstanding the foregoing, in the case of a merger, consolidation or other similar acquisition of the Company (an “Acquisition”) or a transfer of all or substantially all of the assets of the Company (an “Asset Transfer”), the fair market value of a share of Series D Preferred Stock on an as-converted to Common Stock basis shall be the amount received per share of Common Stock as a result of the Acquisition or Asset Transfer, multiplied by the number of shares of Common Stock into which one share of Series D Preferred Stock is then convertible.

(c)           Distributions to Junior Stock.  After the payment of the full liquidation preference of the Series D Preferred Stock as set forth in Section 4(a) above, and any other distribution that may be required with respect to any other series of preferred stock, the assets of the Company legally available for distribution, if any, may be distributed ratably to the holders of the Common Stock.

(d)           Liquidation Events.  For purposes of this Section 4, “Liquidation” shall mean the dissolution, liquidation or winding up of the Company.  Notwithstanding the foregoing, no Liquidation shall be deemed to have occurred if (i) the Company has called for redemption all shares of Series D Preferred Stock in accordance with Section 6(b) on or before the date of an event which would otherwise be a Liquidation, provided that the Company then pays the Series D Redemption Price in accordance with Section 6 or (ii) on or before the date of an event which would otherwise be a Liquidation, there has been an automatic conversion of the Series D Preferred Stock pursuant to Section 5(l).

(e)           Insufficient Assets to Pay Liquidation Preference.  If, upon any Liquidation, the assets of the Company shall be insufficient to make payment in full to all holders of Series D Preferred Stock of the Series D Liquidation Preference, then such assets shall be distributed among the holders of Series D Preferred Stock and any other series of preferred stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(f)           Consideration Other Than Cash.  In the event of a Liquidation in which the consideration received by the Company is other than cash, the value of distributions made in respect of such liquidation shall be the fair market value of such property as determined in good faith by the Board; provided, however, that any securities to be distributed pursuant to this Section 4(f) shall be valued as follows:

(i)           Securities not subject to investment letter or other similar restrictions on free marketability (which are addressed in (ii) below):

(A)           If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such quotation system of the thirty (30) day period ending three (3) days prior to the distribution of such securities;

(B)           If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the distribution of such securities; or

(C)           If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

(ii)           The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 4(f)(i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

5.           Conversion Rights.  The holders of the Series D Preferred Stock shall have the following rights with respect to the conversion of the Series D Preferred Stock into shares of Common Stock:

(a)           Optional Conversion.  Subject to and in compliance with the provisions of this Section 5, any shares of Series D Preferred Stock may, at the option of the holder, be converted at any time on or after the Series D Original Issue Date into fully-paid and nonassessable shares of Common Stock.

(b)           Series D Preferred Stock Conversion Rate.  Each share of Series D Preferred Stock shall be convertible into one thousand (1,000) shares of Common Stock, which rate will be increased or decreased to reflect adjustments to the Series D Conversion Price.

(c)           Conversion Price.  The conversion price for the Series D Preferred Stock (the “Series D Conversion Price”) shall be equal to Forty Cents ($0.40) per share of Common Stock into which each share of Series D Preferred Stock is convertible (calculated as provided in Section 5(b)).  The Series D Conversion Price shall be adjusted from time to time in accordance with this Section 5.  All references to the Series D Conversion Price herein shall mean the Series D Conversion Price as so adjusted.  Accrued but unpaid dividends may also be converted to Common Stock at the Series D Conversion Price.

(d)           Mechanics of Conversion.  Each holder of Series D Preferred Stock who desires, or is required, to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series D Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same.  Such notice shall state the number of shares of Series D Preferred Stock being converted.  Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled.  Any accrued but unpaid dividends on converted stock will be paid on the next regular dividend payment date.  Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series D Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.  If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series D Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the holder(s) entitled to receive the Common Stock upon conversion of the Series D Preferred Stock shall not be deemed to have converted such Series D Preferred Stock until immediately prior to the closing of such sale of securities.

(e)           Adjustment for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the Series D Original Issue Date effect a stock split or subdivision of the outstanding Common Stock without a corresponding subdivision of the Series D Preferred Stock, the Series D Conversion Price in effect immediately before that subdivision shall be proportionately decreased.  Conversely, if the Company shall at any time or from time to time after the Series D Original Issue Date effect a reverse stock split or combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series D Preferred Stock, the Series D Conversion Price in effect immediately before the combination shall be proportionately increased.  Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision, stock split, reverse stock split or combination becomes effective.

(f)           Adjustment for Common Stock Dividends and Distributions.  If the Company at any time or from time to time after the Series D Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series D Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series D Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series D Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series D Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

(g)           Adjustments for Other Dividends and Distributions.  If the Company at any time or from time to time after the Series D Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series D Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series D Preferred Stock been converted into Common Stock on the date of such event and had they thereafter during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series D Preferred Stock or with respect to such other securities by their terms.

(h)           Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time after the Series D Original Issue Date, the Common Stock issuable upon the conversion of the Series D Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer or a subdivision or combination of shares, stock dividend or reorganization provided for elsewhere in this Section 5), each holder of Series D Preferred Stock shall have the right thereafter to convert the Series D Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series D Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(i)           Reorganizations, Mergers, Consolidations or Sales of Assets.  If at any time or from time to time after the Series D Original Issue Date, there is an Acquisition, Asset Transfer or other capital reorganization of the Common Stock (other than an a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such capital reorganization, provision shall be made so that the holders of the Series D Preferred Stock shall thereafter be entitled to receive upon conversion of the Series D Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series D Preferred Stock after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series D Preferred Stock Conversion Price then in effect) shall be applicable after that event and be as nearly equivalent as practicable.

(j)           Subsequent Sales of Shares.  Except as otherwise provided elsewhere in this Section 5, the issuance or sale by the Company of additional Shares of capital stock, including but not limited to shares of Common Stock or Preferred Stock, for a sales price that is less than the then-effective Series D Conversion Price shall not cause any change in or otherwise affect the then-existing Series D Conversion Price.

(k)           Notices of Record Date.  Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Liquidation or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, or any Asset Transfer, merger or consolidation of the Company with or into any other corporation, the Company shall mail to each holder of Series D Preferred Stock at least twenty (20) days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Liquidation, reorganization, reclassification, transfer, consolidation, merger, is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Liquidation, reorganization, reclassification, transfer, consolidation, or merger.

(l)           Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Series D Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series D Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company may, in lieu of issuing any fractional share, elect to pay a whole share for such fractional share or to pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board) on the date of conversion.

(m)           Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Stock, the Company will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n)           Payment of Taxes.  The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series D Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series D Preferred Stock so converted were registered.

(o)           No Dilution or Impairment; No Forced Conversion.  The Company shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series D Preferred Stock against dilution or other impairment. The Company may not take any action that has the effect of requiring the conversion of the Series D Preferred Stock into shares of Common Stock without the consent of the affected holders of the Series D Preferred Stock.

(p)           Conversion Limitation.  Notwithstanding the foregoing, no share of Series D Preferred Stock may be converted at any time on or after the date of the call for redemption all shares of Series D Preferred Stock pursuant to Section 6(b), provided that the Company then pays the Series D Redemption Price in accordance with Section 6, provided, however, that Series D Preferred Stock may be converted, however, at any time during the ten (10) day notice period for the call for redemption.

6.           Redemption.

(a)           No Forced Redemption  Holders of the Series D Preferred Stock may not require the Company to redeem their shares of Series D Preferred Stock.

(b)           Right of the Company to Redeem.  At any time after the Series D Original Issue Date, the Company may call (by giving ten (10) days notice of the call) for redemption all or any portion of the shares of Series D Preferred Stock at the Series D Redemption Price (as defined in Section 6(b)(i)) and on the terms set forth in Section 6(b)(ii) (“Series D Redemption Election”).  If the redemption is for less than all of the outstanding shares of Series D Preferred Stock, the Company shall be under no obligation to redeem the Series D Preferred Stock of various holders on a pro rata basis but may select, in its sole discretion, which shares will be redeemed.  If the Series D Redemption Election is made in connection with any Liquidation or a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act, which in either case the Company intends to close on or before the date specified for the payment of the Series D Redemption Price, then the Company may withdraw the Series D Redemption Election if such event is not closed on or before such payment date.

(i)           Calculation of the Redemption Price.  The price at which the Company shall be obligated to redeem each share of Series D Preferred Stock that is subject to any Series D Redemption Election (the “Series D Redemption Price”) shall be the Series D Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus any accrued but unpaid dividends through the date of redemption.

(ii)           Redemption Terms.  The Series D Redemption Price shall be paid to a holder of Series D Preferred Stock within fifteen (15) business days after the date the Company calls the Series D Preferred Stock for redemption and the stock certificate for the redeemed shares is surrendered to the Company.

(iii)           Disinterested Vote of Board.  If any member of the Company’s Board of Directors has a direct or indirect pecuniary interest or beneficial ownership interest in any outstanding shares of Series D Preferred Stock, then such director shall be recused from any deliberations or vote of the Board as to whether to redeem shares of the Series D Preferred Stock.

(c)           Mechanics of Redemption.  Each holder of Series D Preferred Stock whose shares are called for redemption pursuant to this Section 6 shall, on the payment date of and as a condition to receiving the Series D Redemption Price, surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series D Preferred Stock.  Such redemption shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series D Preferred Stock to be redeemed and the holder’s receipt of the Series D Redemption Price, and from and after such date, all rights of the holder of the Series D Preferred Stock redeemed shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or deemed to be outstanding for any purpose whatsoever.  Any right to accrued dividends will cease on the payment date irrespective of whether the holder surrenders the certificate on such date.

7.           Reissuance of Series D Preferred Stock.  Shares of Series D Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise may be reissued by the Company as part of Series D Preferred Stock or as shares of another series of the Company’s Preferred Stock.

8.           No Preemptive Right.  Holders of Series D Preferred Stock shall have no preemptive rights of any kind.

9.           Subordination.

(a)           Notwithstanding anything herein that may be construed to the contrary, any and all indebtedness or obligations of the Company to the Holders of Series D Preferred Stock on account of any share of Series D Preferred Stock issued by the Company, whether issued on the Series D Original Issue Date or subsequently issued in lieu of a cash dividend hereunder or otherwise (each, a “Share”), including, without limitation, any dividends accumulated or declared, any payments or other obligations with respect to the redemption or purchase of a Share by the Company and any other amounts payable to any Holder of Series D Preferred Stock hereunder (collectively, the “Junior Obligations”) are subordinated in right of payment to the prior irrevocable payment in full in cash of all Senior Obligations (as defined below), including, without limitation, any Senior Obligations incurred, created, assumed, or guaranteed after the date hereof.  “Senior Obligations” shall mean all “Obligations” as such term is used and defined in that certain Loan and Security Agreement dated September 26, 2002 by and among the Company, certain of its subsidiaries party from time to time thereto as guarantors, Wachovia Bank, N.A. (together with its successors and assigns, the “Senior Lender”) (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Senior Loan Agreement”) and certain other loan documents in connection therewith (collectively, the “Senior Loan Documents”), which provides to Lender a first priority security interest in certain assets of Company owned or thereafter acquired, in exchange for prior and continuing Senior Obligations by Lender to Company.

(b)           Unless and until all Senior Obligations have been fully and finally paid and satisfied in cash and all commitments to lend or extend other financial accommodations under the Senior Loan Agreement have been terminated, neither the Company nor any of its subsidiaries or affiliates shall make, and no Holder of Series D Preferred Stock shall accept or receive, any direct or indirect payment (in cash or other property or by setoff, exercise of contractual or statutory rights, or in any other manner) of or on account of any amount payable on or with respect to any Share or the Junior Obligations or any interest herein, other than the payment of dividends pursuant to Section 2 hereof so long as at the time of such payment, and after giving effect thereto, any specified payment conditions pursuant to the Senior Loan Agreement have been satisfied in accordance with the terms of the Senior Loan Agreement.

(c)           In the event that the Company shall make any payment on account of the principal, interest, fees, or other amounts on or with respect to the Junior Obligations to or for the benefit of any Holder of Series D Preferred Stock which is not permitted hereunder, such payment shall be held by such Holder of Series D Preferred Stock or other recipient thereof in trust for the benefit of the Senior Lender and shall be, within two days of receipt thereof, paid over and delivered to the Senior Lender (or any other representative of the Senior Lender that the Senior Lender may hereafter specify to the Company in writing) for application to the payment of all Senior Obligations remaining unpaid in accordance with their relative rights and priorities.

(d)           The Junior Obligations are unsecured and shall remain unsecured, and so long as any of the Senior Obligations remain unpaid under any obligation to make additional advances under the Senior Loan Agreement (whether or not the conditions to such additional advances have been or can be fulfilled), any lien or security interest granted to or for the benefit of any Holder of Series D Preferred Stock in respect of the Junior Obligations shall be void and of no force or effect unless the Senior Lender shall have consented thereto in writing, each in its sole discretion.

(e)           Unless and until the earlier to occur of (i) all principal of, premium (if any), and interest on, and all other obligations of the Company under, the Senior Obligations have been fully and finally paid and satisfied in cash and all commitments to lend or extend other financial accommodations under the Senior Loan Documents have been terminated and (ii) the maturity date of the Senior Loan Agreement, (1) no action shall be instituted, at law or in equity, to enforce the payment provisions of any Share (including, without limitation, commencing appropriate proceedings under applicable law to effect a levy on the property of the Company), (2) no demand for payment shall be made by any Holder of Series D Preferred Stock with respect to the Junior Obligations, (3) no Holder of Series D Preferred Stock shall commence or maintain any action, suit, or other legal or equitable proceeding against the Company (or join with any creditor in such proceeding) under any insolvency, bankruptcy, receivership, liquidation, reorganization, or other similar law (collectively, the “Bankruptcy Events”), unless the Senior Lender shall also join in bringing such proceeding; provided, however, notwithstanding anything herein to the contrary, each Holder of Series D Preferred Stock shall be entitled to take any of the actions described above (and any other act or remedy available to it at law or in equity) upon the occurrence of a Bankruptcy Event; provided, further, that the foregoing shall not prohibit any Holder of Series D Preferred Stock from filing a proof of claim or otherwise participating in any such proceeding not commenced by it.

(f)           In the event of any Bankruptcy Event, relative to the Company or to its creditors, in their capacity as creditors of the Company, or to substantially all of its property, and in the event of any proceedings for voluntary liquidation, dissolution, or other winding up of the Company, whether or not involving insolvency or bankruptcy, then:

(i)           the Senior Lender shall first be entitled to receive payment in full in cash of any remaining principal outstanding with respect to the Senior Obligations, premium (if any), interest, and all other amounts payable in connection therewith (accruing before and after the commencement of the proceedings, whether or not allowed or allowable as a claim in such proceedings) before any Holder of Series D Preferred Stock is entitled to receive any payment on account or in respect of the Junior Obligations; and

(ii)           any payment or distribution of assets of the Company of any kind or character, whether in cash, property, or securities, to which any Holder of Series D Preferred Stock would be entitled, but for the provisions of this Certificate of Designation or any Share, shall be paid or distributed by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the Administrative Agent (or any other representative of the Senior Lender that the Senior Lender may, after payment of the Senior Obligations in full in cash and the termination of the Senior Loan Agreement and any obligation of the Senior Lender to extend credit thereunder, hereafter specify to the Company and each Holder of Series D Preferred Stock in writing) on behalf of the Senior Lender for application to the payment of all Senior Obligations remaining unpaid.

(g)           In the event that all or any part of any payment made on account of the Senior Obligations is recovered from the Senior Lender as a preference, fraudulent transfer, or similar payment under any bankruptcy, insolvency, or similar law, any payment or distribution received by any Holder of Series D Preferred Stock on account of the Junior Obligations at any time after the date of the payment so recovered, whether pursuant to the right of subrogation provided for in this Certificate of Designation, in any Share or otherwise, shall be deemed to have been received by such Holder of Series D Preferred Stock in trust as the property of the Senior Lender and such Holder of Series D Preferred Stock shall, within two business days after its receipt thereof,  deliver the same to Administrative Agent (or any other representative of the Senior Lender that the Senior Lender may hereafter specify to Company and Holder of Series D Preferred Stock in writing after payment of the Senior Obligations in full in cash and the termination of the Senior Loan Agreement and any obligation of the Senior Lender to extend credit thereunder) for the benefit of the Senior Lender to the extent necessary to make payment in full in cash of all Senior Obligations remaining unpaid.

(h)           All rights, interests, agreements, and obligations of each Holder of Series D Preferred Stock hereunder shall remain in full force and effect irrespective of:

(i)           any lack of validity or enforceability of the Senior Loan Agreement or any documents executed in connection therewith;

(ii)           any change in the time, manner, or place of payment of, or in any other terms of, all or any of the Senior Obligations, or any amendment or waiver or other modification, including, without limitation, any increase in the amount thereof or the interest rate or fees charged therefor or any extension of the time of payment or maturity thereof, whether by course of conduct or otherwise, of the terms of any Senior Obligations, all of which each Holder of Series D Preferred Stock hereby consents to;

(iii)           the commencement of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization, or other similar proceedings; or

(iv)           any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Company in respect of the Senior Obligations.

(i)           Each Holder of Series D Preferred Stock shall waive any and all notice in respect of the Senior Obligations, present or future, and agrees and consents that the Senior Lender may (1) extend, continue, increase, renew, modify, restate, supplement, or amend the terms of the Senior Obligations, or any security therefor, and release, transfer, assign, sell, or exchange such security, (2) accelerate, compromise, terminate, waive, or release any of the Senior Obligations, (3) exercise or refrain from exercising any right, remedy, or power granted in connection with the Senior Loan Agreement or any documents executed in connection therewith, and (4) otherwise deal freely with the Company to the same extent as could any person or entity, all without notice to or consent of any Holder of Series D Preferred Stock and without impairing, abridging, diminishing, releasing, or affecting any of the subordination provisions set forth herein or in any Share or liabilities and obligations of each Holder of Series D Preferred Stock pursuant hereto or with respect to any Share.

(j)           Without the prior written consent of the Senior Lender, so long as any of the Senior Obligations remain outstanding, (1) none of the documents evidencing, securing, or otherwise pertaining to the Junior Obligations (including, without limitation, this Certificate of Designation or any Share) shall be modified, amended, restated, renewed, supplemented, extended, or otherwise altered in any manner whatsoever if such change is adverse to the Senior Lender, and (2) anything in the foregoing to the contrary notwithstanding, (i) none of the subordination provisions contained herein may be amended, rescinded, cancelled, terminated, waived, or modified in any way and (ii) Section 2 shall not be amended or modified to increase any amount payable thereunder or to increase or accelerate the timing of such payments.

(k)           Any Share and any other instrument which at any time evidences any Junior Obligations will be forthwith inscribed with a provision, in form and substance satisfactory to the Senior Lender, conspicuously indicating that any payment with respect thereto is subordinated to the Senior Obligations and any claims of the Senior Lender under the Senior Loan Agreement and any of the documents executed in connection therewith, and copies thereof will forthwith be delivered to the Senior Lender.

(l)           The subordination provisions contained herein are for the benefit of, and may be enforced directly by, the Senior Lender and its respective successors and assigns.  The Senior Lender has relied upon and will continue to rely upon the subordination provisions provided for herein in entering into the Senior Loan Documents and in extending credit to the Company pursuant thereto.

(m)           The subordination provisions hereof shall be binding upon any Holder of Series D Preferred Stock and upon the successors and assigns of each Holder of Series D Preferred Stock and all references herein to a Holder of Series D Preferred Stock shall be deemed to include any successors or assigns, whether immediate or remote, to such Holder of Series D Preferred Stock.  Upon request of the Company or the Senior Lender, from time to time, each Holder of Series D Preferred Stock shall execute and deliver acknowledgments and ratifications of the subordination provisions contained herein and a confirmation that such provision are for the benefit of the Senior Lender or any other holders of any of the Senior Obligations, as such Senior Lender or holders may change from time to time.

10.           Notices.  Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery or when sent via email to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All notices shall be addressed to each holder of record at the applicable address, either physical or electronic, of such holder appearing on the books of the Company or such holder’s most recent email address known to the Company.

11.           Amendments.  The Board is expressly authorized at any time and from time to time, to amend this Certificate of Designation, as shall be stated and expressed in the resolution or resolutions providing for the amendment thereof adopted by the Board, subject to the limitations prescribed by law.

IN WITNESS WHEREOF, SMF Energy Corporation has caused this Certificate of Designation to be signed this 27 day of June, 2009.

SMF ENERGY CORPORATION

By:	/s/ Richard E. Gathright
Name: Richard E. Gathright
Title: Chief Executive Officer and President

Certificate of Designation